                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        ---------------------------------


                                   FORM 8-K/A
                        AMENDMENT No. 1 TO CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



          Date of Report (Date of earliest event reported) May 15, 2000





                                   HI/FN, INC.
        -----------------------------------------------------------------
               (Exact name of registrant as specified in charter)



           DELAWARE                        0-24765               33-0732700
--------------------------------------------------------------------------------
 (State or other jurisdiction            (Commission           (IRS Employer
       of incorporation)                 File Number)        Identification No.)



   750 UNIVERSITY AVENUE, LOS GATOS                               95032
--------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code          (408) 399-3500



                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)

The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K filed August 25, 2000 as set forth in the pages attached hereto.

Item 7. Financial Statements and Exhibits

          (a) AUDITED FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                        Report of Independent Accountants


To the Board of Directors and Shareholders of Apptitude, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Apptitude, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

May 5, 2000, except for Note 13
as to which the date is
August 11, 2000

                                 APPTITUDE, INC.
                                  BALANCE SHEET

                                                                  December 31,
                                                            1999               1998
                                                        ------------       ------------
ASSETS
Current assets:
  Cash and cash equivalents                             $  1,860,000       $    778,000
  Accounts receivable, net of allowance
    for doubtful accounts of $108,000
    and $209,000, respectively                               268,000          1,032,000
  Inventories                                                100,000            990,000
  Prepaid expenses and other current assets                  303,000            312,000
                                                        ------------       ------------
      Total current assets                                 2,531,000          3,112,000
  Property and equipment, net                                302,000            387,000
  Other assets                                                 4,000              5,000
                                                        ------------       ------------
        Total assets                                    $  2,837,000       $  3,504,000
                                                        ============       ============
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                      $    171,000       $    350,000
  Accrued liabilities                                      1,252,000          1,363,000
  Bank debt                                                  366,000            673,000
  Convertible subordinated debt                                    -            731,000
  Capital lease obligation, current                           68,000             38,000
  Deferred revenue                                           216,000            736,000
                                                        ------------       ------------
    Total current liabilities                              2,073,000          3,891,000
Convertible subordinated debt                              2,000,000                  -
Bank debt, less current portion                                    -             19,000
Capital lease obligation, less current portion                64,000             57,000
                                                        ------------       ------------
      Total liabilities                                    4,137,000          3,967,000
                                                        ------------       ------------
Commitments and contingencies (Note 11)

Mandatorily redeemable convertible preferred stock        14,344,000          9,550,000
                                                        ------------       ------------
Shareholders' deficit:
  Common Stock, no par value; 47,000,000 shares
    authorized; 7,536,027 and 7,330,352 shares
    issued and outstanding                                 3,859,000          3,841,000
  Notes receivable from shareholders                         (65,000)           (65,000)
  Accumulated deficit                                    (19,438,000)       (13,789,000)
                                                        ------------       ------------
      Total shareholders' deficit                        (15,644,000)       (10,013,000)
                                                        ------------       ------------
        Total liabilities, mandatorily redeemable
         convertible preferred stock and
         shareholders' deficit                          $  2,837,000       $  3,504,000
                                                        ============       ============

            The accompanying notes are considered an integral part of
                          these financial statements.

                                 APPTITUDE, INC.
                             STATEMENT OF OPERATIONS

                                             Year Ended
                                            December 31,
                                      1999              1998
                                  -----------       -----------
Net sales:
  Hardware                        $ 1,209,000       $ 3,548,000
  Software license                  1,196,000           910,000
  Royalties                           709,000           548,000
  Other                             1,139,000         1,332,000
                                  -----------       -----------
    Total net sales                 4,253,000         6,338,000
                                  -----------       -----------
Cost of sales:
  Hardware                            728,000         1,827,000
  Other                               269,000           225,000
                                  -----------       -----------
    Total cost of sales               997,000         2,052,000
                                  -----------       -----------
Gross profit                        3,256,000         4,286,000
                                  -----------       -----------
Operating expenses:
  Research and development          3,178,000         2,709,000
  Selling and marketing             3,006,000         3,451,000
  General and administrative        1,243,000         1,244,000
  Restructuring charge              1,375,000                --
                                  -----------       -----------
    Total operating expenses        8,802,000         7,404,000
                                  -----------       -----------
Loss from operations               (5,546,000)       (3,118,000)
Interest expense, net                (103,000)         (108,000)
                                  -----------       -----------
Net loss                          $(5,649,000)      $(3,226,000)
                                  ===========       ===========



            The accompanying notes are considered an integral part of
                          these financial statements.

                                 APPTITUDE, INC.
                       STATEMENT OF SHAREHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                Notes
                                                                              Receivable                                Total
                                                Common Stock                     From            Accumulated        Shareholders'
                                            Shares             Amount         Shareholder          Deficit             Deficit
                                        ------------       ------------       ------------       ------------       ------------
Balance at December 31, 1997               1,937,462       $  3,302,000       $    (48,000)      $(10,563,000)      $ (7,309,000)

Issuance of Common Stock                   5,188,800            519,000            (20,000)                --            499,000
Issuance of Common Stock
  upon exercise of options                   237,424             21,000                 --                 --             21,000
Cancellation of Common Stock
  under restricted stock agreement           (33,334)            (1,000)             1,000                 --                 --
Payment of note receivable from
  shareholder under restricted
  stock agreement                                 --                 --              2,000                 --              2,000
Net loss                                          --                 --                 --         (3,226,000)        (3,226,000)
                                        ------------       ------------       ------------       ------------       ------------
Balance at December 31, 1998               7,330,352          3,841,000            (65,000)       (13,789,000)       (10,013,000)

Issuance of Common Stock
  upon exercise of options                   205,675             13,000                 --                 --             13,000
Stock options granted
  for services                                    --              5,000                 --                 --              5,000
Net loss                                          --                 --                 --         (5,649,000)        (5,649,000)
                                        ------------       ------------       ------------       ------------       ------------
Balance at December 31, 1999               7,536,027       $  3,859,000       $    (65,000)      $(19,438,000)      $(15,644,000)
                                        ============       ============       ============       ============       ============



            The accompanying notes are considered an integral part of
                          these financial statements.

                                 APPTITUDE, INC.
                             STATEMENT OF CASH FLOWS

                                                                    Year Ended
                                                                    December 31,
                                                                1999              1998
                                                            -----------       -----------
Cash flows from operating activities:
  Net loss                                                  $(5,649,000)      $(3,226,000)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization                             217,000           399,000
      Loss on disposal of fixed assets                            5,000                --
      Stock options granted to non-employees                      5,000                --
      Changes in operating assets and liabilities:
        Accounts receivable                                     764,000           977,000
        Inventories                                             890,000          (656,000)
        Prepaid expenses and other current assets                 9,000          (221,000)
        Other assets                                              1,000             7,000
        Accounts payable                                       (179,000)          (27,000)
        Accrued liabilities                                     (48,000)          499,000
        Deferred revenue                                       (520,000)          334,000
                                                            -----------       -----------
         Net cash used in operating activities               (4,505,000)       (1,914,000)
                                                            -----------       -----------
Cash flows from investing activities:
  Purchase of property and equipment                            (38,000)          (96,000)
                                                            -----------       -----------
         Net cash used in investing activities                  (38,000)          (96,000)
                                                            -----------       -----------
Cash flows from financing activities:
  Proceeds from issuance of Preferred Stock                   4,000,000                --
  Net proceeds from issuance of
    convertible subordinated debt                             2,000,000           731,000
  Proceeds from bank debt                                            --           528,000
  Repayment of bank debt                                       (326,000)         (567,000)
  Repayment of capital leases                                   (62,000)         (101,000)
  Proceeds from issuance of Common Stock                             --           499,000
  Proceeds from exercise of stock options and warrants           13,000            35,000
                                                            -----------       -----------
         Net cash provided by financing activities            5,625,000         1,125,000
                                                            -----------       -----------
Net increase (decrease) in cash and cash equivalents          1,082,000          (885,000)
Cash and cash equivalents at beginning of period                778,000         1,663,000
                                                            -----------       -----------
Cash and cash equivalents at end of period                  $ 1,860,000       $   778,000
                                                            ===========       ===========
Supplemental cash flow information:
  Interest paid                                             $    97,000       $   115,000
  Interest received                                         $   122,000       $    38,000

Supplemental schedule of noncash financing activities:
  Financing of equipment through capital leases             $    99,000       $   100,000
  Conversion of convertible subordinated debt and
    accrued interest to Preferred Stock                     $   794,000       $        --



            The accompanying notes are considered an integral part of
                          these financial statements.

                                 APPTITUDE, INC.
                          NOTES TO FINANCIAL STATEMENTS

1.    THE COMPANY

      Apptitude, Inc. (the "Company") was incorporated to develop, manufacture and market network management hardware and software solutions for optimizing network productivity. The Company was initially incorporated as Network Application Technology in California on September 14, 1988 and was reincorporated as Technically Elite, Inc. in California on March 31, 1996 subsequent to the acquisition of Technically Elite Concepts, Inc. in October 1995. The Company changed its name to Apptitude, Inc. on March 26, 1999.

      The Company sells its products through resellers and directly to end users as well as through international and domestic distributors. In addition, the Company licenses certain technology to original equipment manufacturers for incorporation into their products. North American sales, comprising sales to Canada and the U.S., accounted for approximately 82% and 86% of net sales in 1999 and 1998, respectively. The balance of sales were derived from Europe, Far East, Middle East, Africa and South America.

      Sales to one customer accounted for 11% of sales in 1999. Sales to one different customer accounted for 10% of sales in 1998. Gross receivables of four customers accounted for 31%, 27%, 13% and 12%, respectively, of total gross receivables at December 31, 1999. Gross receivables of three customers accounted for 26%, 22% and 10%, respectively, of total gross receivables at December 31, 1998.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      CASH AND CASH EQUIVALENTS

      The Company considers all investments with an original maturity of 90 days or less to be cash equivalents.

      INVENTORIES

      Inventories are stated at the lower of cost (first-in, first-out) or market.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives of three to seven years, or the lease term of the respective assets.

      REVENUE RECOGNITION

      The Company derives revenues from the license of software products under software license agreements, from hardware product sales and from the delivery of maintenance and support services.

      The Company recognizes software license revenue under Statement of Position ("SOP") 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. When contracts contain multiple elements and vendor-specific objective evidence exists for all undelivered elements, the Company accounts for delivered elements in accordance with the "Residual Method" prescribed by SOP 98-9. Software licenses are generally recognized as revenue upon shipment of the software product. In the event the Company grants customers the right to specified upgrades, license revenue is deferred until delivery of the specific upgrade. If vendor-specific objective evidence of fair value does not exist, then the entire license fee is deferred until the delivery of the specified upgrade. The Company recognizes revenues from maintenance and support services provided to licensees ratably over the term of the agreement, generally one year, and recognizes revenues from design services provided to customers as the services are performed.

      In instances where significant customization and modification are made to software delivered to customers, the Company accounts for such arrangements in accordance with Statement of Position 81-1 "Accounting for Performance of Construction Type Contracts."

      Revenues from hardware product sales are recognized upon shipment of the product, provided no significant obligations remain and collectibility is probable. Provisions for estimated warranty repairs, returns and allowances are provided at the time hardware products are shipped.

      INCOME TAXES

      The Company accounts for income taxes under the asset and liability method, which recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts. The Company records a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized.

      STOCK-BASED COMPENSATION

      The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

      The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

      USE OF ESTIMATES AND ASSUMPTIONS

      The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

      CONCENTRATIONS OF CREDIT RISK

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivable. The Company places its cash primarily in checking and money market accounts of high quality financial institutions. The Company's accounts receivable are derived from sales to distributors, resellers and end-users, serving a variety of industries located primarily in the United States, Europe and the Far East.

      NEW ACCOUNTING PRONOUNCEMENT

      In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities Deferral of the effective date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. Because the Company currently holds no derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flows. The Company will be required to implement SFAS No. 133 for the year ending December 31, 2001.


3.    BALANCE SHEET COMPONENTS

                                                           December 31,
                                                       1999              1998
                                                   -----------       -----------
      Inventories:
        Raw materials                              $        --       $   429,000
        Work-in-process                                     --           105,000
        Finished goods                                 100,000           456,000
                                                   -----------       -----------
                                                   $   100,000       $   990,000
                                                   ===========       ===========
      Property and equipment:
        Furniture and fixtures                     $   198,000       $   198,000
        Machinery and equipment                      1,571,000         1,518,000
        Software                                       485,000           448,000
        Leasehold improvements                          77,000            77,000
                                                   -----------       -----------
                                                     2,331,000         2,241,000
        Less: accumulated depreciation              (2,029,000)       (1,854,000)
                                                   -----------       -----------
                                                   $   302,000       $   387,000
                                                   ===========       ===========
      Accrued liabilities:
        Accrued interest payable                   $   129,000       $    40,000
        Accrued compensation                            85,000           183,000
        Restructuring reserve                          365,000                --
        Accrued warranty                               101,000            73,000
        Advances from customers                         67,000            76,000
        Allowance for estimated sales returns           53,000            62,000
        Other liabilities                              452,000           929,000
                                                   -----------       -----------
                                                   $ 1,252,000       $ 1,363,000
                                                   ===========       ===========

4.    RELATED PARTY TRANSACTIONS

      The convertible subordinated debt of $2,000,000 (see Note 6) issued in January 1999 was obtained from a company whose officer sits on the Board of Directors of the Company.


5.    BANK DEBT

      At December 31, 1999, the Company had a line of credit and a lease term loan which allowed for borrowings bearing interest at the bank's prime rate (9.0% at December 31, 1999) plus 1.25% and 1.50% per annum, respectively. The line of credit is secured by all of the Company's accounts receivable. At December 31, 1999, borrowings outstanding under the line of credit and lease term loan were $347,000 and $19,000, respectively. The lease term loan requires principal plus interest payments over 36 months, matures in February 2000 and is secured by the financed capital equipment. The line of credit expired on December 31, 1999. In January 2000, the Company obtained from the bank a forbearance agreement (the "Agreement") which was further amended in February 2000. The Agreement precludes the Company from drawing down on the line of credit and requires periodic monthly payments on the outstanding balance. The agreement terminates on August 15, 2000, or earlier upon the merger of the Company, provided that such a merger be completed by May 31, 2000.


6.    CONVERTIBLE SUBORDINATED DEBT

      In January 1999, the Company issued convertible subordinated debt for $2,000,000 in conjunction with the Series F Preferred Stock equity financing. The debt bears interest at 7% per annum and matures in January 2004. The principal on the debt, together with any unpaid and accrued interest, is convertible into shares of Series G Preferred Stock upon (i) the closing of an underwritten public offering in which the aggregate offering price is not less than $15,000,000 and the per share price is not less than $3.00, subject to adjustment for dilution, (ii) a change in control resulting from the merger of the Company with a third party, the sale by the Company of all or substantially all of its assets, or the sale of 50% or more of the Company's voting securities, (iii) liquidation or dissolution, or (iv) event of default or (v) maturity of the debt at a conversion price of $1.44 per share. The holders of the debt also may, upon maturity, demand payment of the note and all unpaid and accrued interest related thereto. Terms of the agreement stipulate that the Company not borrow, incur, guarantee or suffer indebtedness greater than $1,000,000 except with unanimous consent of the Board of Directors.

      In June 1998, the Company received proceeds of $731,000, net of issuance costs of $17,000, for the issuance of convertible subordinated promissory notes ("promissory notes"). The promissory notes bore interest at prime rate plus 1% per annum. In conjunction with the Series F Preferred Stock financing in January 1999, the principal amount of $748,000 of such promissory notes, together with unpaid and accrued interest of $46,000, was converted into shares of Series F Preferred Stock, at a per-share price of $1.25.

7.    MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK


      The Articles of Incorporation of the Company, as amended, authorize the Company to issue 25,016,993 shares of Mandatorily Redeemable Convertible Preferred Stock "Preferred Stock" which comprise the following:

                                                     Shares        Shares
      Liquidation Order                            Authorized       Issued          Amount
      Series F                                     5,000,000      3,834,477      $ 4,794,000
      Series G                                     2,000,000             --               --
      Series E                                     3,333,333      2,140,617        3,211,000
      Series C                                     2,600,000      2,500,000        2,000,000
      Series B                                     5,000,000      3,200,004        1,200,000
      Series A                                     3,000,000      3,000,000        2,445,000
      Series D                                     4,083,660      4,083,660          694,000
                                                  ----------     ----------      -----------
                                                  25,016,993     18,758,758      $14,344,000
                                                  ==========     ==========      ===========

      In January 1999, the Company received proceeds of $6,000,000 from additional equity and debt financing. The financing consisted of the issuance of 3,200,000 shares of Series F Preferred Stock for cash consideration of $4,000,000 and a convertible subordinated debt of $2,000,000. Additionally, the principal amount of $748,000 of the convertible subordinated promissory notes, together with unpaid accrued interest of $46,000, were converted into 634,477 shares of Series F Preferred Stock.

      The Preferred Stock has certain rights with respect to redemption, voting, dividends, liquidation and conversion, as follows:

      REDEMPTION

      At any time after October 31, 2003, and upon the election of the holders of shares of the series to be redeemed constituting at least a majority of the voting power of such series and holders of Series F and G Preferred Stock constituting at least a majority of the voting power of the then outstanding Series F and G voting together as a single class, the Company shall redeem all the outstanding shares of all series of Preferred Stock. The redemption price is payable in three annual installments after such election is made. The redemption price per share is equal to all declared but unpaid dividends plus $0.815 for each Series A share, $0.375 for each Series B share, $0.80 for each Series C share, $0.17 for each Series D share, $1.50 for each Series E share and $1.25 for each Series F share.

      VOTING

      Holders of Series A, B, C, D and E Preferred Stock have voting rights equal to common stock on an as-if converted basis. The holder of the convertible subordinated debt also has voting rights equal to common on an as-if converted basis so long as the debt is outstanding. The holders of Series F and G Preferred Stock, together with holders of the debt on an as-if converted basis, voting as a class, is entitled to elect one member of the Board of Directors (the "Board") as long as at least 30% of the shares originally issued remain outstanding.

      DIVIDENDS

      When and if declared by the Board, the holders of Series G, F, C and E Preferred Stock are entitled to receive, prior to and in preference to holders of Series A, B and D Preferred Stock and Common Stock, noncumulative dividends at the annual rate of $0.144, $0.125, $0.08 and $0.15 per share, respectively. Holders of Series A, B and D Preferred Stock are entitled to receive noncumulative dividends at the annual rate of $0.08 per share for Series A, $0.04 per share for Series B and $0.02 per share for Series D, prior to and in preference to any declaration or payment of any dividend on Common Stock.

      LIQUIDATION PREFERENCE

      In the event of liquidation, the holders of Series G and F Preferred Stock are entitled to receive an amount of $1.44 and $1.25 per share, respectively, plus any declared but unpaid dividends. After payment to the holders of Series G and F Preferred Stock, the holders of Series E and C Preferred Stock are entitled to receive an amount of $1.50 and $0.80 per share, respectively, plus any declared but unpaid dividends. After payment to the holders of Series C and E Preferred Stock, the holders of Series A and B Preferred Stock are entitled to receive an amount per share of $0.815 and $0.375, respectively, plus any declared but unpaid dividends. After payment to the holders of Series A and B Preferred Stock, the holders of Series D Preferred Stock are entitled to receive an amount per share of $0.17, plus any declared but unpaid dividends. After completion of this distribution, any remaining assets shall be distributed ratably among the holders of common and Preferred Stock, with the Preferred Stock treated as if converted.

      CONVERSION

      Each share of the Preferred Stock is convertible into shares of common stock on a one-for-one basis, with automatic conversion (i) upon the closing of an underwritten public offering in which the aggregate offering price is not less than $15,000,000 and the per share price is not less than $3.00 per share, subject to adjustment for dilution or, (ii) the written consent of at least a majority of the holders of Preferred Stock voting as a single class and a majority of the outstanding shares Series F and G Preferred Stock, voting as a single class. At December 31, 1999, 25,016,993 shares of Common Stock were reserved for conversion of the Preferred Stock.

      WARRANTS

      In connection with a capital lease agreement for certain equipment totaling $403,000, the Company issued warrants to purchase 20,833 shares of Series E Preferred Stock at $1.50 per share and 100,000 shares of Series C Preferred Stock at $0.90 per share in April 1996 and August 1995, respectively. The warrants expire in August 2000 and April 2001, respectively.

      In connection with the Series B Preferred Stock financing in June 1995, the Company issued warrants to purchase 1,583,344 shares of Series B Preferred Stock at $0.375 per share. The warrants expire in June 2000. At December 31, 1999, warrants to purchase 1,550,010 shares of Series B Preferred Stock remained outstanding.

      The value of these warrants at their date of issuance was not significant.

8.    COMMON STOCK

      STOCK OPTION PLAN
      Under the Company's 1995 Stock Option Plan (the "Plan"), stock options may be granted to consultants and employees to purchase up to an aggregate of 10,985,762 shares of Common Stock at exercise prices determined by the Board of Directors. The exercise price of a nonstatutory stock option and incentive stock options cannot be less than 85% and 100%, respectively, of the fair market value of Common Stock on the date of grant. The options can generally be granted for periods up to ten years and are subject to vesting schedules as determined by the Board of Directors. To date, options granted generally vest over two to five years.

      The following table summarizes option activity under the Plan:

                                                                                   Weighted
                                                                                   Average
                                                    Options          Options       Exercise
                                                   Available       Outstanding      Price
      Balance at December 31, 1997                   490,111        3,264,306      $ 0.103

      Authorized                                   5,285,762
      Granted                                     (4,946,562)       4,946,562      $ 0.100
      Exercised                                           --         (237,424)     $ 0.087
      Canceled                                     1,299,028       (1,299,028)     $ 0.174
                                                  ----------       ----------
      Balance at December 31, 1998                 2,128,339        6,674,416      $ 0.086

      Authorized                                   1,500,000
      Granted                                     (2,996,781)       2,996,781      $ 0.247
      Exercised                                           --         (205,675)     $ 0.107
      Canceled                                     2,634,995       (2,634,995)     $ 0.158
                                                  ----------       ----------
      Balance at December 31, 1999                 3,266,553        6,830,527      $ 0.086
                                                  ==========       ==========


      As of December 31, 1999, 3,400,203 of the outstanding options are exercisable. The weighted average exercise price of exercisable options was $0.08 at December 31, 1999.

      The following table summarizes information about stock options outstanding at December 31, 1999:

                                                                                   Weighted
                                                                                    Average
      Range of                                                     Number of       Remaining
      Exercise                                                      Options       Contractual
      Prices                                                      Outstanding    Life (Years)
      $ 0.035                                                       1,133,000         5.5
      $ 0.080                                                         322,433         6.8
      $ 0.100                                                       3,508,634         8.4
      $ 0.250                                                       1,866,460         9.6
                                                                   ----------
                                                                    6,830,527
                                                                   ==========

      The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. To date, all stock options have been granted with exercise prices equal to the estimated fair value of the Company's Common Stock on the date of grant. Accordingly, no compensation cost has been recognized for its fixed stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates as prescribed by SFAS No. 123, the Company's net income and pro forma net income per share would not have been materially different.

      The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable period: dividend yield of 0% for both periods; risk-free interest rate of 6.00% for options granted during 1999 and 4.71% to 5.69% for options granted during 1998; and a weighted average expected option term of four and five years for 1999 and 1998, respectively. The weighted average fair value of options granted during 1999 and 1998 was $0.03 and $0.02, respectively.

      RESTRICTED STOCK PURCHASE AGREEMENTS

      During 1995, the Company issued to certain executives and Board members of the Company 1,548,826 restricted shares of Common Stock at $0.035 per share. The restricted shares are subject to repurchase at the original issue price. The Company received promissory notes of $66,000 in exchange for these shares. The notes bear interest at 4.92% per annum, and principal and accrued interest are due in August 2000 and September 2000. As of December 31, 1996, a total of 983,501 shares have been released from the repurchase option. The remaining shares are released ratably through July 15, 2000. The Company also has a right of first refusal to the shares sold under these agreements. This right ceases to have effect upon the earlier of (i) the first date on which the Company's stock is held by more than 500 persons, (ii) the Board of Directors decides that a public market for the Company's Common Stock exists, or (iii) the initial public offering of the Company's Common Stock resulting in aggregate proceeds to the Company of at least $7,500,000.

      During 1996, the Company repurchased 72,043 shares of Common Stock in exchange for cancellation of promissory notes of $3,000, respectively.

      During 1998, the Company issued to certain Board members of the Company 200,000 shares of Common Stock at $0.10 per share, in exchange for promissory notes due October 20, 2002. The Company also repurchased 33,334 shares of Common Stock in exchange for cancellation of promissory notes of $1,000.

      RIGHT OF FIRST REFUSAL

      In January 1999, the Company and certain shareholders (the "Shareholders") representing a portion of outstanding Common Stock and Preferred Stock, signed a Shareholders Agreement (the "Agreement"). The Agreement provides the Company with a right of first refusal to purchase shares offered by the Shareholders. The right of first refusal expires upon an initial public offering of the Company's Common Stock and, for certain of the Shareholders, when such Shareholders hold less than 100,000 shares of Common Stock or Preferred Stock.

9.    INCOME TAXES

      Deferred tax assets totaling $6,277,000 and $5,050,000 at December 31, 1999 and 1998, respectively, are fully reserved due to the uncertainty of realization, and consist primarily of net operating loss and research and development credit carryforwards.

      At December 31, 1999, the Company had net operating losses available for carryforward to future periods of approximately $15,282,000 and $6,357,000 for federal and state income tax purposes, respectively. The loss carryforwards are available to reduce future taxable income and expire at various dates through 2019. The amount of net operating loss carryforward available to reduce taxable income may be impaired or limited in certain circumstances. Events which cause such an impairment include, but are not limited to, a cumulative change in the Company's stock ownership of more than 50% over a three year period.


10.   COMPREHENSIVE INCOME

      Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.


11.   COMMITMENTS AND CONTINGENCIES

      OPERATING AND CAPITAL LEASES

      The Company leases its facility and certain equipment under operating leases which expire at various dates through 2002.

      Future minimum rental payments as of December 31, 1999 under these leases are as follows:

      Year Ending                                                Operating          Capital
      December 31,                                                Leases            Leases
      2000                                                       $ 305,000       $  91,000
      2001                                                          77,000          62,000
      2002                                                              --          11,000
                                                                 ---------       ---------
      Total minimum lease payments                               $ 382,000         164,000
                                                                 =========
      Less: Amount representing interest                                           (32,000)
                                                                                 ---------
      Present value of minimum lease payments                                      132,000
      Less: Current portion                                                         68,000
                                                                                 ---------
      Long term portion of capital lease obligations                             $  64,000
                                                                                 =========


      Rent expense for the years ended December 31, 1999 and 1998 was $360,000 and $316,000, respectively.

12.   RESTRUCTURING CHARGE

      In August 1999, the Company exited the end-user hardware solutions portion of its business resulting in a reduction in work force in the direct sales, marketing and product customer service departments. As a result of this restructuring, the Company recorded a charge of $1,375,000 for the write-down of inventory, fixed assets and other assets as well as severance and other labor-related costs.

      The following table lists the components of the restructuring accrual for the year ended December 31, 1999:

                                                   Employee         Assets
                                                     Costs        Write down        Total
      Reserve provided as
        at August 31, 1999                        $  510,000     $  865,000      $ 1,375,000
      Reserve utilized                              (145,000)      (865,000)      (1,010,000)
                                                  ----------     ----------      -----------
      Balance at December 31, 1999                $  365,000     $       --      $   365,000
                                                  ==========     ==========      ===========

13.   SUBSEQUENT EVENT

      On May 12, 2000, the Company signed a definitive agreement to merge with hi/fn, Inc. ("hi/fn"), a company engaged in the manufacture and design of integrated circuits and software for manufacturers of computer networking products. The merger was consummated on August 11, 2000.

      Under the terms of the merger agreement, all outstanding warrants were exercised and then all of the Company's outstanding common shares were exchanged for approximately $16,700,000 in cash and 939,363 hi/fn common shares. The hi/fn shares had a market value on the effective date of approximately $43,000,000 (or $46.125 per share.)

      Vested options for 4,813,121 common shares were exchanged for approximately $2,700,000 in cash and new options for 153,393 hi/fn common shares with exercise prices equivalent to the replaced options. Unvested options of 1,770,684 were exchanged for new options for 77,145 hi/fn common shares with exercise prices equivalent to the replaced options.

        (b) UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the merger of hi/fn, inc. (hi/fn) and Apptitude, Inc. (Apptitude) using the purchase method of accounting in accordance with generally accepted accounting principles. Hi/fn is considered the accounting acquirer. The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of the respective companies. The unaudited pro forma condensed combined balance sheet assumes that the merger took place on June 30, 2000 and combines hi/fn's June 30, 2000 unaudited historical balance sheet with Apptitude's June 30, 2000 historical unaudited balance sheet. The unaudited pro forma condensed combined statements of operations for the twelve months ended September 30, 1999 and the nine months ended June 30, 2000 assume the merger took place as of October 1, 1998 and combine hi/fn's statement of operations for the twelve months ended September 30, 1999 with Apptitude's statements of operations for the twelve months ended December 31, 1999. The unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2000 combine hi/fn's condensed statement of operations for the nine months ended June 30, 2000 (unaudited) with Apptitude's condensed statement of operations for the six months ended June 30, 2000 (unaudited)and the three months ended December 31, 1999 (unaudited). The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments are based on an independent valuation of Apptitude. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or results that would have been realized had the companies been a single entity during these periods. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and related notes thereto of Apptitude, which are included elsewhere herein, and the historical financial statements of hi/fn included in hi/fn's September 30, 1999 Annual Report on Form 10-K and June 30, 2000 Quarterly Report on Form 10-Q previously filed with the Securities and Exchange Commission.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  JUNE 30, 2000
                      (in thousands, except per share data)

                                              HIFN,      APPTITUDE,            PRO FORMA
                                              INC.          INC.       ADJUSTMENTS      COMBINED
                                            ---------    ---------     -----------      --------
ASSETS
Current assets:
  Cash and cash equivalents                 $ 77,382     $  1,102      $ (20,000) (a)
                                                                             581 (b)     $59,065
  Accounts receivable, net                     3,980          124             --           4,104
  Inventories                                  1,802           75             --           1,877
  Deferred income taxes                        1,559           --            677 (d)       2,236
  Prepaid expenses and
    other current assets                       1,604          279             --           1,883
                                            --------     --------      ---------       ---------
      Total current assets                    86,327        1,580        (18,742)         69,165

Property and equipment, net                    2,790          223             --           3,013
Intangible assets                                 --           --         51,583 (c)      51,583
Deferred income taxes                            218           --          3,228 (d)       3,446
Other assets                                     223            4             --             227
                                            --------     --------      ---------       ---------
                                            $ 89,558     $  1,807      $  36,069       $ 127,434
                                            ========     ========      =========       =========
LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)
Current liabilities:
  Accounts payable                          $  1,464     $    162      $      --       $   1,626
  Accrued expenses and
    other current liabilities                  2,593        1,642          1,002 (e)
                                                                            (199)(f)       5,038
                                            --------     --------      ---------       ---------
      Total current liabilities                4,057        1,804            803           6,664
Convertible subordinated debt                     --        2,000         (2,000)(f)           -
Capital lease obligation,
  less current portion                            --           40             --              40
                                            --------     --------      ---------       ---------
      Total liabilities                        4,057        3,844         (1,197)          6,704
                                                                         (20,000)(a)
                                                                             581 (b)
                                                                          51,583 (c)
                                                                           3,905 (d)
                                                                          (1,002)(e)
                                                                           2,199 (f)
                                                                           4,085 (g)
                                                                          (4,085)(g)
                                                                          (8,317)(h)
                                                                           8,317 (h)
                                            --------     --------      ---------       ---------
Stockholders' equity (deficit)                85,501       (2,037)        37,266         120,730
                                            --------     --------      ---------       ---------
                                            $ 89,558     $  1,807      $  36,069       $ 127,434
                                            ========     ========      =========       =========

                  See accompanying notes to unaudited pro forma
                   condensed combined financial information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)


                                               12-MONTHS ENDED
                                            9/30/99     12/31/99
                                           ---------    ---------
                                              HIFN,     APPTITUDE,            PRO FORMA
                                              INC.         INC.       ADJUSTMENTS      COMBINED
                                           ---------    ---------     -----------      ---------
Net sales                                  $  42,351    $   4,253      $      --       $  46,604
Cost of sales                                 10,498          997             --          11,495
                                           ---------    ---------      ---------       ---------
Gross profit                                  31,853        3,256             --          35,109
                                           ---------    ---------      ---------       ---------
Operating expenses:
  Amortization of goodwill                        --           --          9,424 (a)       9,424
  Research & development                       8,135        3,178          1,272 (b)
                                                                           1,750 (c)      14,335
  Sales & marketing                            5,963        3,006             36 (b)
                                                                             383 (c)       9,388
  General & administrative                     2,993        1,243            132 (b)
                                                                           1,638 (c)       6,006
  Restructuring charge                            --        1,375             --           1,375
                                           ---------    ---------      ---------       ---------
    Total operating expenses                  17,091        8,802         14,635          40,528
                                           ---------    ---------      ---------       ---------
Income (loss) from operations                 14,762       (5,546)       (14,635)         (5,419)
Interest and other
  income (expense), net                        1,706         (103)        (1,000)(d)         603
                                           ---------    ---------      ---------       ---------
Income (loss) before income taxes             16,468       (5,649)       (15,635)         (4,816)
Provision for (benefit from)
  income taxes                                 6,587           --         (3,235)(e)       3,352
                                           ---------    ---------      ---------       ---------
Net income (loss)                          $   9,881    $  (5,649)     $ (12,400)      $  (8,168)
                                           =========    =========      =========       =========
Net income (loss) per share:
  Basic                                    $    1.22                                      $(0.90)
                                           =========                                    =========
  Diluted                                  $    1.06                                      $(0.90)
                                           =========                                    =========

Weighted average shares outstanding:
  Basic                                        8,115                                       9,087(f)
                                           =========                                    =========
  Diluted                                      9,295                                       9,087(f)
                                           =========                                    =========


                  See accompanying notes to unaudited pro forma
                   condensed combined financial information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         NINE MONTHS ENDED JUNE 30, 2000
                      (in thousands, except per share data)



                                              HIFN,     APPTITUDE,              PRO FORMA
                                              INC.         INC.        ADJUSTMENTS     COMBINED
                                           ---------    ----------     -----------     ---------
Net sales                                  $  30,503    $   1,866      $       -       $  32,369
Cost of sales                                  6,862          102              -           6,964
                                           ---------    ---------      ---------       ---------
Gross profit                                  23,641        1,764              -          25,405
                                           ---------    ---------      ---------       ---------
Operating expenses:
  Amortization of goodwill                         -            -          7,068 (a)       7,068
  Research & development                      10,834        2,415            954 (b)
                                                                           1,312 (c)      15,515
  Sales & marketing                            5,932          614             27 (b)
                                                                             288 (c)       6,861
  General & administrative                     2,978          657             99 (b)
                                                                           1,228 (c)       4,962
                                           ---------    ---------      ---------       ---------
    Total operating expenses                  19,744        3,686         10,976          34,406
                                           ---------    ---------      ---------       ---------
Income (loss) from operations                  3,897       (1,922)       (10,976)         (9,001)
Interest and other
  income (expense), net                        3,091          (84)          (750)(d)       2,257
                                           ---------    ---------      ---------       ---------
Income (loss) before income taxes              6,988       (2,006)       (11,726)         (6,744)
Provision for (benefit from)
  income taxes                                 2,795            -         (1,534)(e)       1,261
                                           ---------    ---------      ---------       ---------
Net income (loss)                          $   4,193    $  (2,006)     $ (10,192)      $  (8,005)
                                           =========    =========      =========       =========
Net income (loss) per share:
  Basic                                    $    0.47                                   $   (0.81)
                                           =========                                   =========
  Diluted                                  $    0.43                                   $   (0.81)
                                           =========                                   =========

Weighted average shares outstanding:
  Basic                                        8,865                                       9,837 (f)
                                           =========                                   =========
  Diluted                                      9,843                                       9,837 (f)
                                           =========                                   =========


                  See accompanying notes to unaudited pro forma
                   condensed combined financial information.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. The Acquisition

       The pro forma condensed combined financial information reflects the acquisition of Apptitude, Inc. on August 11, 2000 for $20 million in cash and
1.2 million shares of hi/fn, inc. Common Stock. The purchase price of the acquisition of $58.5 million, which includes $127,000 of estimated acquisition related costs, was used to acquire the net assets of Apptitude. The purchase price for pro forma purposes was allocated to assets acquired and liabilities assumed based on the book value of Apptitude's current assets, liabilities and property and equipment, which management believes approximates their fair value, and an independent appraisal for all other identifiable assets. The excess of the purchase price over the net tangible and intangible assets acquired and liabilities assumed has been allocated to goodwill. The allocation of the purchase price is as follows (in thousands):

    Property and equipment                                            $    205
    Current and other assets                                             1,081
    Deferred tax asset                                                   3,905
    Liabilities assumed                                                 (2,404)
    Goodwill                                                            47,121
    Acquired in-process research and development                         4,085
    Acquired developed technology, workforce and patents                 4,462
                                                                      --------
                                                                      $ 58,455
                                                                      ========

In addition to the purchase price shown above, the agreement for the acquisition of Apptitude also provided for the issuance of additional hi/fn shares relating to stock options granted to all Apptitude employees for retention purposes.


2. Unaudited Pro forma Condensed Combined Statement of Operations

       The following adjustments were applied to the historical statements of operations for hi/fn and Apptitude for the years ended September 30, 1999 and December 31, 1999, respectively, and the nine months ended June 30, 2000 to arrive at the pro forma unaudited condensed combined statement of operations of the respective periods as though the acquisition took place on October 1, 1998:

       (a) Adjustment to recognize amortization of goodwill arising from the merger over 5 years.

       (b) To reflect amortization of the fair values of the developed technology, workforce and patents over periods ranging from 2 to 5 years.

       (c) To reflect amortization of deferred compensation cost relating to Apptitude stock options assumed by hi/fn.

       (d) To adjust interest income for the effect of the $20 million cash consideration. The effect of a 1/8th percentage change in the interest rate used to determine the interest income adjustment would result in a variance of $25,000 and $19,000 in the proforma net loss for the twelve and nine month periods ended June 30,2000, respectively.

       (e) To adjust the provision for income taxes to the estimated required income tax provision on a pro forma combined basis.

       (f) Shares used in the per share calculation reflect 972,362 shares issued to shareholders as if they were outstanding from the beginning of each period presented. Basic and diluted weighted average shares outstanding are the same in each period because of the pro forma combined net loss.

              The one time charge to expense for the fair value of the in-process research and development and certain estimated acquisition costs have been excluded from the unaudited pro forma condensed combined statement of operations since it is a non-recurring charge.


3. Unaudited Pro Forma Condensed Combined Balance Sheet

       The following adjustments were applied to the historical balance sheet of hi/fn and Apptitude at June 30, 2000 to arrive at the pro forma condensed combined balance sheet:


       (a) To record the cash portion of the purchase consideration for the merger.

       (b) To reflect cash proceeds from the exercise of outstanding Apptitude warrants.

       (c) To record intangible assets acquired at their fair values, as follows (in thousands):

    Developed and core technology                  $   3,263
    Work force                                           599
    Patents                                              600
    Goodwill                                          47,121
                                                   ---------
                                                   $  51,583
                                                   =========

       (d) To record deferred tax asset recognized as a result of the merger.

       (e) Adjustment to record estimated transaction costs related to the merger of $127,000 and $875,000 for hi/fn and Apptitude, respectively. Estimated costs include all costs directly incurred as a result of the agreement including, but not limited to, accounting and attorney fees, consultants and other miscellaneous items.

       (f) To reflect the conversion of convertible subordinated debt and related interest thereto into preferred stock and, in conformance with the terms of the merger agreement, further into common stock.

       (g) To reflect the one time charge for the acquired in-process research and development charges of $4,085,000.

       (h) To record deferred compensation cost relating to outstanding Apptitude stock options assumed by hi/fn.

                                 APPTITUDE, INC.
                             CONDENSED BALANCE SHEET
                                   (unaudited)

                                                                               June 30,
                                                                                 2000
                                                                              -----------
ASSETS
Current assets:
  Cash and cash equivalents                                                   $ 1,102,000
  Accounts receivable, net                                                        124,000
  Inventories                                                                      75,000
  Prepaid expenses and other current assets                                       279,000
                                                                              -----------
    Total current assets                                                        1,580,000
  Property and equipment, net                                                     223,000
  Other assets                                                                      4,000
                                                                              -----------
        Total assets                                                          $ 1,807,000
                                                                              ===========

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                                            $   162,000
  Accrued expenses and other current liabilities                                1,642,000
                                                                              -----------
    Total current liabilities                                                   1,804,000

Convertible subordinated debt                                                   2,000,000
Capital lease obligation, less current portion                                     40,000
                                                                              -----------
      Total liabilities                                                         3,844,000
                                                                              -----------

Mandatorily redeemable convertible preferred stock                             14,925,000
                                                                              -----------
Shareholders' deficit:
  Common Stock                                                                  3,912,000
  Accumulated deficit                                                         (20,874,000)
                                                                              -----------
      Total shareholders' deficit                                             (16,962,000)
                                                                              -----------
        Total liabilities, mandatorily redeemable
         convertible preferred stock and
         shareholders' deficit                                                $ 1,807,000
                                                                              ===========


    The accompanying notes are considered an integral part of these financial statements.

                                 APPTITUDE, INC.
                        CONDENSED STATEMENT OF OPERATIONS
                                   (unaudited)



                                                                            Six Months Ended
                                                                                June 30,
                                                                       ----------------------------
                                                                          2000             1999
                                                                       -----------      -----------
Net sales:
  Hardware                                                             $    96,000      $   847,000
  Software license                                                         561,000          484,000
  Royalties                                                                436,000          437,000
  Other                                                                    125,000          738,000
                                                                       -----------      -----------
    Total net sales                                                      1,218,000        2,506,000
                                                                       -----------      -----------
Cost of sales:
  Hardware                                                                  36,000          497,000
  Other                                                                     17,000          223,000
                                                                       -----------      -----------
    Total cost of sales                                                     53,000          720,000
                                                                       -----------      -----------
Gross profit                                                             1,165,000        1,786,000
                                                                       -----------      -----------
Operating expenses:
  Research and development                                               1,626,000        1,617,000
  Selling and marketing                                                    362,000        2,066,000
  General and administrative                                               557,000          766,000
                                                                       -----------      -----------
    Total operating expenses                                             2,545,000        4,449,000
                                                                       -----------      -----------
Loss from operations                                                    (1,380,000)      (2,663,000)
Interest expense, net                                                      (56,000)         (44,000)
                                                                       -----------      -----------
Net loss                                                               $(1,436,000)     $(2,707,000)
                                                                       ===========      ===========


    The accompanying notes are considered an integral part of these financial statements.

                                 APPTITUDE, INC.
                        CONDENSED STATEMENT OF CASH FLOWS
                                   (unaudited)


                                                                            Six Months Ended
                                                                                June 30,
                                                                      -----------------------------
                                                                         2000             1999
                                                                      ------------     ------------
Cash flows from operating activities:
  Net loss                                                            $ (1,436,000)     $(2,707,000)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization                                         88,000          122,000
      Stock options granted to non-employees                                50,000                -
      Changes in operating assets and liabilities:
        Accounts receivable                                                144,000          (58,000)
        Inventories                                                         25,000           32,000
        Prepaid expenses and other current assets                           24,000          (64,000)
        Accounts payable                                                    (9,000)         (46,000)
        Accrued liabilities                                                (69,000)          86,000
        Deferred revenue                                                    24,000         (298,000)
                                                                       -----------      -----------
         Net cash used in operating activities                          (1,159,000)      (2,933,000)
                                                                       -----------      -----------
Cash flows from investing activities:
  Purchase of property and equipment                                             -          (98,000)
                                                                       -----------      -----------
         Net cash used in investing activities                                   -          (98,000)
                                                                       -----------      -----------
Cash flows from financing activities:
  Proceeds from issuance of Preferred Stock                                      -        3,933,000
  Proceeds from issuance of Common Stock                                    68,000                -
  Net proceeds from issuance of convertible
    subordinated debt                                                            -        2,000,000
  Repayment of bank debt                                                  (216,000)         (57,000)
  Repayment of capital leases                                              (32,000)         (24,000)
  Proceeds from exercise of warrants                                       581,000                -
                                                                       -----------      -----------
         Net cash provided by financing activities                         401,000        5,852,000
                                                                       -----------      -----------
Net increase (decrease) in cash and cash equivalents                      (758,000)       2,821,000
Cash and cash equivalents at beginning of period                         1,860,000          778,000
                                                                       -----------      -----------
Cash and cash equivalents at end of period                             $ 1,102,000      $ 3,599,000
                                                                       ===========      ===========


    The accompanying notes are considered an integral part of these financial statements.

                                 APPTITUDE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2000
                                   (unaudited)

1.     BASIS OF PRESENTATION

       The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

       The financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1999.

2.     BALANCE SHEET DETAIL:

                                                                       June 30, 2000
                                                                       -------------
      Inventories:
        Finished goods                                                    $  75,000
                                                                          ---------
                                                                          $  75,000
                                                                          =========

      Accrued expenses and other current liabilities:


        Bank debt                                                        $  150,000
        Deferred revenue                                                    240,000
        Accrued interest payable                                            199,000
        Restructuring reserve                                               402,000
        Accrued warranty                                                    102,000
        Other liabilities                                                   549,000
                                                                        -----------
                                                                        $ 1,642,000
                                                                        ===========

3.     Mandatorily Redeemable Convertible Preferred Stock

       Warrants
       In connection with the Series B Preferred Stock financing in June 1995, the Company issued warrants to purchase 1,583,344 shares of Series B Preferred Stock at $0.375 per share. The warrants expire in June 2000. At December 31, 1999, warrants to purchase 1,550,010 shares of Series B Preferred Stock remained outstanding. As of June 30, 2000, all outstanding warrants were exercised resulting in cash proceeds to Apptitude of $581,000.

4.     Subsequent Events

       On August 11, 2000, the Company was acquired by hi/fn, inc.

       Under the terms of the merger agreement, all outstanding warrants were exercised and then all of the Company's outstanding common shares were exchanged for approximately $16,700,000 in cash and 939,363 hi/fn common shares. The hi/fn shares had a market value on the effective date of approximately $43,000,000 (or $46.125 per share.)

       Vested options for 4,813,121 common shares were exchanged for approximately $2,700,000 in cash and new options for 153,393 hi/fn common shares with exercise prices equivalent to the replaced options. Unvested options of 1,770,684 were exchanged for new options for 77,145 hi/fn common shares with exercise prices equivalent to the replaced options.

         (c)   Exhibits

               Exhibit No.                         Description
               ------------                        -----------
               23.1                                Consent of Independent Accountants

                                   SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment No. 1 to Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       hi/fn, inc.



Date:  October 25, 2000                By: /s/ William Walker
                                           -------------------------------------
                                           William Walker
                                           Vice President, Finance and Chief
                                           Financial Officer (Principal
                                           Financial and Accounting Officer)

                                  EXHIBIT INDEX


   Exhibit No.                          Description
   -----------                          -----------
      23.1                    Consent of Independent Accountants